Exhibit 99.1

NEWS FOR RELEASE: 10/30/2008, 4pm ET                      CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                       RAMTRON REPORTS THIRD-QUARTER 2008
                               FINANCIAL RESULTS

          Record revenue of $17.4 million up 30% from third-quarter 2007

COLORADO SPRINGS, CO - October 30, 2008 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $17.4 million for the third quarter of 2008, 30% higher than the $13.4 million reported for the same quarter of 2007. Third quarter product revenue was $17.1 million, 31% higher than product revenue of $13.0 million reported for the same quarter last year.

Third-quarter net income was $1.4 million, or $0.05 per share, compared with net income of $1.1 million, or $0.05 per share, for the same quarter a year earlier. Third-quarter 2008 results include non-cash, stock-based compensation expense of $242,000, and an income tax provision of $719,000, of which $699,000 was non-cash. Without these items, third-quarter 2008 net income would have been $2.4 million, or $0.09 per share. For comparative purposes, third-quarter 2007 net income excluding the same items would have been $1.8 million, or $0.07 per share. Product gross margin for the third quarter of 2008 was 54%, compared with 53% for the third quarter of 2007.

At the end of 2007, Ramtron recorded a $7.6 million deferred tax asset on its balance sheet that represented the estimated amount of tax loss carry forward the company expected to offset with future taxable income. This asset will be reduced by the amount of a non-cash tax provision that will be recorded on the company's income statement on a quarterly basis.

"Fueled by strong printer related product revenue and growing sales of our serial and parallel F-RAM products, Ramtron delivered an exceptionally strong quarter," said Ramtron CEO Bill Staunton. "Products introduced since 2006 continued to be the main growth drivers, contributing 31% of the quarter's revenue. High-density 2- and 4-megabit product sales also contributed to our results by more than doubling over the second quarter of 2008.

"As high-density sales gained traction, we launched our F-RAM V-Family during the third quarter, which will further extend our high density F-RAM revenue opportunity. More V-Family F-RAM products are due in November as we begin an aggressive marketing effort to drive sampling and design-in activity," Staunton added.

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Third-Quarter Product Highlights:
--------------------------------

  - Integrated product revenue grew 132% to $5.1 million, or 30% of F-RAM product revenue, during the third quarter of 2008, compared with $2.2 million, or 17% of F-RAM revenue, for the third quarter of 2007.

  - Ramtron announced the FM25V10, a 1-megabit device in a family of new F-RAM products that offer high-speed read/write performance, low voltage operation, and optional device features.

  - Sales of Ramtron's high-density F-RAM products, which include 2- and 4-megabit devices, more than doubled from the second quarter of 2008 to $408,000 or 2.4% of revenue.

  - Ramtron announced the use of F-RAM in energy optimizers and professional gaming machines

"Since the beginning of the fourth quarter, the business environment has become more conservative, marked by a heightened level of caution being exercised by some customers and distributors and some softening in orders," Staunton added. "As a result, we now anticipate that our 2008 growth will be at the lower end our original annual revenue growth target range of 24% to 28% over 2007.

"Ramtron anticipates strong growth again next year, but we realize that replicating our 2008 growth rate will be challenging in the current environment," Staunton continued. "Despite this, we believe our new products and diverse end markets will allow us to grow faster than the overall semiconductor industry. As we continue to execute our business strategy, our strong cash position, minimal debt, and positive cash flow place Ramtron in a solid position to continue investing in the product development and marketing initiatives that will drive future growth."

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Third-Quarter 2008 Results Teleconference
October 30, 2008 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at 706-645-9291, code # 66647838.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. Specific forward-looking statements include statements about Ramtron's expected revenue growth for full-year 2008. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports filed during 2008. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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In this release, the references to third-quarter net income and earnings per share excluding stock-based compensation charges and income tax provision are not financial measures as defined by generally accepted accounting principles
(GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance; however, these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                                   -XXX-
                       (financial statements attached)

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
                        RAMTRON INTERNATIONAL CORPORATION
                       THIRD-QUARTER FINANCIAL HIGHLIGHTS
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (Amounts in thousands, except per-share amounts)
                                  (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
                                      2008     2007         2008      2007
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $17,095   $13,035     $46,093   $35,683
   License fees                         179       179         537       537
   Royalties                            120       186         513       499
   Customer-sponsored research
     and development                     --        --          90       100
                                    --------  --------    --------  --------
                                     17,394    13,400      47,233    36,819
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              7,781     6,071      21,392    16,949
   Research and development           3,235     2,607       9,191     7,956
   Customer-sponsored research
     and development                     --        --          47        94
   Sales and marketing                2,408     1,590       6,641     5,251
   General and administrative         1,716     1,854       5,273     4,986
                                    --------  --------    --------  --------
                                     15,140    12,122      42,544    35,236
                                    --------  --------    --------  --------
Operating income                      2,254     1,278       4,689     1,583

Interest expense                        (78)     (113)       (281)     (389)
Other income (expense), net             (55)       17         (67)       81
                                    --------  --------    --------  --------
Income before income tax provision    2,121     1,182       4,341     1,275
Income tax provision                   (719)      (46)     (1,596)      (93)
                                    --------  --------    --------  --------
Net income                          $ 1,402   $ 1,136     $ 2,745   $ 1,182
                                    ========  ========    ========  ========
Net income per common share:
    Basic                           $  0.05   $  0.05     $  0.10   $  0.05
                                    ========  ========    ========  ========
    Diluted                         $  0.05   $  0.04     $  0.10   $  0.05
                                    ========  ========    ========  ========

Weighted average common shares
  outstanding:
    Basic                            26,563    25,161      26,190    25,074
                                    ========  ========    ========  ========
    Diluted                          27,726    26,447      27,789    26,041
                                    ========  ========    ========  ========

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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)
                                   (Unaudited)

                                                 September 30,   December 31,
                                                     2008            2007
                                                 -------------   ------------
ASSETS

Current assets:
     Cash and cash equivalents                      $10,523        $ 6,828
     Accounts receivable, net                        10,359          9,490
     Inventories                                      8,821          6,342
     Deferred income taxes, net                         252            286
     Other current assets                               953            789
                                                    -------        -------
Total current assets                                 30,908         23,735

Property, plant and equipment, net                    5,507          4,987
Goodwill, net                                         2,217          2,311
Intangible assets, net                                7,235          7,963
Deferred income taxes, net                            5,806          7,300
Other assets                                            212            230
                                                    -------        -------
Total assets                                        $51,885        $46,526
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                               $ 5,125        $ 4,168
     Accrued liabilities                              2,320          2,416
     Deferred revenue                                   694            949
     Current portion of long-term debt                  380          1,040
                                                    -------        -------
Total current liabilities                             8,519          8,573

Long-term deferred revenue                            1,371          1,854
Long-term debt                                        4,595          4,894
                                                    -------        -------
Total liabilities                                    14,485         15,321

Stockholders' equity                                 37,400         31,205
                                                    -------        -------
                                                    $51,885        $46,526
                                                    =======        =======

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